Exhibit 8.1

List of Subsidiaries of TOM Online Inc. as of December 31, 2004

Name of the Subsidiaries	State or Jurisdiction of Incorporation
Lahiji Vale Limited	British Virgin Islands
Laurstinus Limited	British Virgin Islands
Advanced Internet Services Limited	Hong Kong
Puccini International Limited	Cayman Islands
TOM.COM (China) Investment Limited	People’s Republic of China
Shanghai Super Channel Network Ltd.	People’s Republic of China
Beijing Super Channel Network Ltd.	People’s Republic of China
Beijing GreaTom United Technology Co. Ltd.	People’s Republic of China
Beijing Lei Ting Wan Jun Network Technology Ltd.	People’s Republic of China
Shenzhen Freenet Information Technology Co., Ltd.	People’s Republic of China
Beijing Lei Ting Wu Ji Network Technology Co. Ltd.	People’s Republic of China
TOM Online Media Group Limited	British Virgin Islands
TOM Online Games Limited	Mauritius
Treasure Base Investments Limited	British Virgin Islands
Ceng Dong Yi (Beijing) Technology Company Limited	People’s Republic of China
Beijing LingXun Interactive Science Technology and Development Company Limited	People’s Republic of China
Whole Win Investments Limited	British Virgin Islands
Heng Dong Wei Xin (Beijing) Technology Company Limited	People’s Republic of China
Startone (Beijing) Information Technology Company Limited	People’s Republic of China
TOM Online Games Inc.	British Virgin Islands
Bright Horizon Enterprises Limited	British Virgin Islands
Puccini Network Technology (Beijing) Limited	People’s Republic of China
TOM Global Inc.	Cayman Islands
TOM Online (BVI) Limited	British Virgin Islands
TOM Online (HK) Limited	Hong Kong
TOM.COM Group Limited	British Virgin Islands
TOM Telecom VAS Group Limited	British Virgin Islands
Beijing Lahiji Technology Development Limited	People’s Republic of China